EXHIBIT 99.1

American National Announces First Quarter 2011 Results

GALVESTON, Texas, April 25, 2011 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced first quarter 2011 net income of $48,482,000 ($1.82 per diluted share) compared to net income of $34,778,000 ($1.30 per diluted share) for the same period in 2010.

First quarter after tax operating earnings, which exclude net realized investment gains and losses, were $34,162,000 ($1.28 per diluted share), as compared with $24,052,000 ($0.90 per diluted share) for the same period in 2010. After tax net realized investment gains were $14,320,000 ($0.54 per diluted share) for the first quarter of 2011 as compared with the net realized gains of $10,726,000 ($0.40 per diluted share) for the first quarter of 2010.

Revenues for the three months ending March 31, 2011 were up 2.4% from 2010. Investment income increased by 9.6% in the first quarter of 2011 compared to 2010

Operating earnings improved as a result of a return to profitability for the property and casualty segment. After tax operating earnings for the property and casualty segment were $8.3 million for the first quarter of 2011 as compared to an after tax operating loss of $7.6 million for the same period in 2010.

Total assets as of March 31, 2011 grew to $22.2 billion, a 3.4% increase from the end of 2010. Stockholders' Equity as of March 31, 2011 was $3.7 billion, up 1.5% from the end of 2010. Book value per diluted share was $138.15 at March 31, 2011 as compared to $136.12 per share at December 31, 2010.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarter Ended March 31,
	2011	2010
Revenues	$756,828,000	$739,292,000
After-tax earnings:
Operating earnings **	$34,162,000	$24,052,000
Net realized investment gains	$14,320,000	$10,726,000
Net income	$48,482,000	$34,778,000

Per share earnings:
Operating earnings – Diluted **	$1.28	$ 0.90
Net realized investment gains – Diluted	$0.54	$0.40
Net income – Diluted	$1.82	$1.30

Weighted average number of shares upon which computations are based:
Diluted **	26,690,498	26,652,210
Basic	26,559,643	26,558,832

	As of
	March 31, 2011	December 31, 2010

Book value per diluted share	$138.15	$136.12

* Results are preliminary and unaudited. American National expects to timely file its first quarter 2011 Form 10-Q.
** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gains (losses) is equal to Net income (loss).

American National Insurance Company (American National), headquartered in Galveston, Texas was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been evaluated and assigned the following ratings by nationally recognized rating agencies: A (Excellent) by A.M. Best Company, third highest of 13 active company ratings noted as "An excellent ability to meet their ongoing insurance obligations" and A+ (Strong) by Standard & Poor's, fifth highest of 20 active company ratings noted as "Strong capacity to meet financial commitments but somewhat subject to adverse economic conditions."

American National is also a family of companies that has, on a consolidated GAAP basis, $22.2 billion in assets, $18.5 billion in liabilities and $3.7 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National family of companies operates in all 50 states and its major insurance subsidiaries include American National Life Insurance Company of Texas, Standard Life and Accident Insurance Company, American National Life Insurance Company of New York, American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

The American National Insurance Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7772

CONTACT: John J. Dunn, Jr.
         (409) 766-6063